Exhibit 5.1

[Letterhead of Jones Day]

March 7, 2018

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101-1826

Re: Registration Statement on Form S-3 Filed by Peabody Energy Corporation

Ladies and Gentlemen:

We have acted as counsel for Peabody Energy Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a continuous or delayed basis, of up to 51,465,107 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”) currently outstanding by the selling security holders identified in Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (the “Registration Statement”) filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Shares are validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day